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                               ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (this "Agreement") is made and entered into as of this 23rd day of August, 1996 by and among Guinn Sinclair Insurance Services, a California corporation (the "Company"), Margaret Funnell and Yolanda Ibanez (collectively, the "Shareholders") and Pan American Underwriters, Inc., a Nevada corporation ("Purchaser"). The parties agree that for purposes of determining prorations of expenses and revenues hereunder, the transaction shall be deemed to have closed at midnight August 31, 1996.

                                       RECITALS


     WHEREAS, the Company is an insurance agency focusing on commercial workers' compensation business (the "Business"), licensed to sell insurance in the State of California and elsewhere;

     WHEREAS, Purchaser desires to acquire substantially all of the non-cash assets of the Company, including the rights associated with the name "The Sinclair Company" and "Guinn Sinclair Insurance Services, Inc." and the rights to all policies and policy holder information placed by the Company with various insurance carriers (collectively, the "Book of Business") and to assume certain selected liabilities of the Company in exchange for the consideration set forth herein, and the Company desires that such assets be sold; and

     WHEREAS, the parties adopt this Agreement as a plan of reorganization under Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended;

                                      AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing recitals and the representations, warranties and covenants herein set forth, and other good and valuable

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consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                         PURCHASE AND SALE OF ASSETS

     1.1 PURCHASE AND SALE OF PURCHASED ASSETS. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and accept from the Company, all of the right, title and interest of the Company in and to the Purchased Assets (as defined below), free and clear of all Liens (as defined below) other than Permitted Liens (as defined below).

     "Purchased Assets" shall mean all personal properties and assets, tangible and intangible of the Company, including without limitation the names "Guinn Sinclair Insurance Services" and "The Sinclair Company," but excluding the Excluded Assets (as defined in Section 1.2 below).

     "Lien" shall mean any pledge, security interest, lien, charge, encumbrance, equity or option of whatsoever nature.

     "Permitted Liens" shall mean (i) Liens for taxes not yet due and payable or being contested in good faith and for which adequate reserves have been taken, and (ii) mechanics', carriers', workers', repairers', materialmens', warehousemens' and other similar liens arising or incurred in the ordinary course of business.

     Without limiting the foregoing, the Purchased Assets shall include the following:

     (a) REGULATORY LICENSES. All of the Licenses and Employee Licenses of the Company, to the extent transferable, as defined in Sections 3.19 and 3.20 below.

     (b) TANGIBLE PERSONAL PROPERTY. All the Tangible Personal Property.

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     "Tangible Personal Property" shall mean all machinery, equipment, electrical devices, vehicles, furniture, fixtures, office materials and supplies, hardware, tools, spare parts, phone numbers and other tangible personal property of every kind and description owned by the Company, including without limitation, those listed and described on SCHEDULE 3.8 hereto, and any additions, improvements, replacements and alterations thereto made between the date of this Agreement and the Closing Date in the ordinary course of business.

     (c) ASSUMED CONTRACTS. All the Assumed contracts.

     "Assumed Contracts" shall mean all right, title and interest of the Company in and to the contracts and agreements listed or referred to on
SCHEDULE 1.1(c) hereto, together with the contracts and agreements entered into between the date of this Agreement and the Closing Date in accordance with the terms of this Agreement and contracts entered into in the ordinary course of business pursuant to which the Company's obligations do not exceed $1,000 per year and which are terminable on less than ninety days' notice without penalty.

     (d) INTANGIBLE RIGHTS. All the Intellectual Property of the Company.

     "Intellectual Property" shall mean all intangible rights, including, without limitation, (i) all trademarks and service marks and all applications therefor and registrations and recordings thereof, together with the goodwill symbolized by and associated with such trademarks and service marks, (ii) all trade dress connected or used with such trademarks and service marks and all applications, registrations and recordings thereof, (iii) all trade secrets, proprietary information and know-how, (iv) all franchises, patents, jingles, slogans, logotypes and other intangible rights, (v) all customer lists, in each case including, without limitation, those listed and described on SCHEDULES 3.22 hereto (vi) all rights with respect to the goodwill and renewal rights with respect to the Policyholders (as defined in Section 3.22), including without limitation the right and authority to issue bills for existing and renewal policies, the right to issue renewal policies and process changes and claims on existing policies and the right to communicate with the Policyholders under color of the agency with whom the

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     1.2 EXCLUDED ASSETS. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets of the Company (collectively, the "Excluded Assets"):

     (a) CORPORATE RECORDS; TAX RETURNS. The stock books, stock ledgers, shareholder lists, minute books, corporate seals and similar corporate records of the Company, as well as all tax returns of the Company and any and all records that the Company is required to retain pursuant to applicable law.

     (b) ACCOUNTS RECEIVABLE. All accounts receivable of the Company as of the Closing Date which were earned prior to the Closing Date less any unearned commissions received by the Company prior to the Closing Date.

     (c) CASH AND INVESTMENTS. All cash, cash equivalents and securities, including cash deposited in the Company's trust account(s).

     (d) OTHER EXCLUDED ASSETS. The other assets, if any, set forth on
SCHEDULE 1.2(d) hereto.

     1.3 ASSUMPTION OF CERTAIN LIABILITIES. Purchaser is not assuming any debt, liability or obligations of the Company or any Shareholder, whether known or unknown, fixed or contingent, except for the liabilities of the Company to be paid or performed after the Closing Date under the Assumed Contracts listed in SCHEDULE 1.1(c) (the "Assumed Contracts") which are assigned by the Company to the Purchaser (the "Assumed Liabilities").

     Except as and to the extent otherwise expressly provided in this Agreement, Purchaser does not, and shall not, assume or be deemed to assume, nor shall Purchaser discharge, be responsible for or liable with respect to any other liabilities or obligations of the Company or any other person, whether arising prior to, on or after the Closing Date (collectively, the "Retained Liabilities"), including without limitation:

     (a) any liability or obligations of the Company arising out of or relating to any contract or agreement not fully and effectively assigned to and specifically assumed by

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     "Tax" or "Taxes" means all federal, state, local and foreign taxes, including without limitation, income, profits, franchise, license, employment, estimated, transfer, premium, withholding, property, excise, sales, and use taxes (including any interest, penalties, deposits or additions with respect thereto).

     1.4 PURCHASE PRICE FOR PURCHASED ASSETS. On the Closing Date, Purchaser shall pay to the Company consideration with a value of $220,576.42. Such consideration will be paid 20% in cash, by wire transfer or delivery of a certified or cashier's check in the sum of $44,115.28 and 80% by delivery to the Company of a certificate or certificates representing 5,882 shares of Paula Financial Common Stock, no par value, (the "Shares").

     The parties agree to allocate the purchase price among the Purchased Assets for all purposes in accordance with SCHEDULE 1.4 hereto.

     1.5 CLOSING. The Closing of the transactions contemplated by this Agreement (the "Closing") shall occur at the offices of Purchaser located in Pasadena, California at 10:00 a.m., on the next business day following the satisfaction of the last unsatisfied condition set forth in Article V hereof (the "Closing Date") unless the parties hereto agree in writing upon a different time, date or place.

                                 Article II

                     CERTAIN UNDERSTANDINGS AND AGREEMENTS

     2.1 EMPLOYMENT AND NON-COMPETITION AGREEMENTS. On or before the Closing Date, each Shareholder and Mr. Robert Funnell shall have executed an employment agreement with the Purchaser substantially in the form of SCHEDULE 2.1(a) and all employees of the Company which choose to be hired by Purchaser shall have executed a non-competition agreement with the Purchaser substantially in the form of SCHEDULE 2.1(b).

     2.2 PROFIT SHARING TERMINATION. The Company agrees to give notice of termination of the profit sharing arrangements between the Company and its employees immediately prior to the Closing Date.

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     2.3 401(k) PLAN AND OTHER PURCHASER BENEFITS. The Purchaser agrees to give credit to each employee of the Company for time served with the Company for purposes of determining eligibility, but not vesting, under the Purchaser's standard employee benefits, including, without limitation, the Company's 401(k) and Employee Stock Ownership Plan.

     2.4 MAINTENANCE OF EXISTENCE. The Company agrees to maintain its corporate existence and maintain at least one part-time licensed employee until at least June 30, 1997 in order to facilitate the collection by the Company of run-off commissions which are to be paid over to Purchaser pursuant to this Agreement.

     2.5 EMPLOYMENT OF COMPANY EMPLOYEES BY PURCHASER. Purchaser agrees to employ all of the current employees of the Company at the base salaries and with the benefits set forth on SCHEDULE 2.5 hereof commencing on the day following the Closing Date. All such employment is considered employment "at will."

     2.6 TRUST ACCOUNT. Effective on the Closing Date, the Company shall cease depositing client's funds into its existing trust account(s) and shall commence depositing such funds into Purchaser's trust account(s). The Company shall be responsible for all payments due to third parties which are required to be made from funds in the Company's trust account(s) based on Business conducted prior to the Closing Date. In the event that funds available from the Company's trust account are insufficient for this purpose, the Company and/or the Shareholders, and not the Purchaser or the Purchased Assets, will be solely responsible for contributing additional funds to the Company's trust account(s) to fund such obligations.

     2.7 ACCOUNTING FUNCTIONS. All accounting functions and cash flow activities will be moved from the Company to Purchaser's Pasadena or Fresno accounting office effective on the Closing Date. The Company will direct all insurance carriers and other payors to direct all payments to Pasadena or Fresno commencing immediately after the Closing Date. Any payments received at the Company's existing facility in Fresno pending the change of address will be promptly redirected to Pasadena.

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     2.8 CONFIDENTIALITY. Until the Closing, the parties hereto and their respective agents, accountants and attorneys shall keep confidential any information (unless readily ascertainable from public or published information or sources) obtained from any other party hereto. Each party hereto further agrees that it will not otherwise disclose any such information to any third party (other than to its agents, accountants and attorneys in connection with the consummation of the transactions contemplated by this Agreement) except upon the written consent of the furnishing party, or except as required by law. Such obligation of confidentiality shall not extend to any information which is shown to be or to have been generally known to others engaged in the same trade or business as the furnishing party, or that is or shall be public knowledge through no act or omission by the party to whom the information was furnished or any of its directors, officers, employees, professional advisors or other representatives.

     2.9 CONDITION TO TRANSFER OF CERTAIN CONTRACTS. The Company agrees that between the date hereof and the Closing Date they will use their best efforts to obtain the necessary consents to the assignment of each Assumed Contract. As provided in Section 5.6 hereof, it is a condition precedent to the obligations of Purchaser to close the transactions contemplated hereby that all required consents be obtained for each such Assumed Contract.

     2.10 NOTIFICATION OF MARKETS. Purchaser and the Company agree to jointly notify all markets which have appointed the Company of the consummation of the transactions contemplated hereby promptly after the Closing Date. Such notification shall seek such markets' consent to such transactions and all parties agree to use best efforts to obtain such consents.

     2.11 TAX MATTERS.

     (a) TAX PAYMENTS. If either the Company or Purchaser is required by law to file a Tax Return attributable to the ownership of the Purchased Assets for a taxable year or period which begins before and ends after the Closing Date, then (i) Purchaser shall be responsible for all Taxes shown on such Tax Return allocable to the period after the Closing

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Date, and (ii) the Company shall be responsible for all Taxes allocable to the period ended on or prior to the Closing Date. Taxes allocable to such taxable year or period shall be determined using an interim closing of the books method assuming that such taxable year or period ended on the Closing Date. The parties shall cooperate in the preparation and filing of any such Tax Returns.

     (b) SALES AND TRANSFER TAXES. All Taxes incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne by the Company, including, without limitation, all sales, bulk sales, transfer, gains and recording and registration Taxes, and the Company will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such sales, transfer, gains and recording Taxes.

     2.12 NFLCA ENDORSEMENT. The Company and the Shareholders will use their best efforts to cause the National Farm Labor Contractors Association to endorse the Purchaser as the agent of record on the Association's group workers' compensation insurance polices and to endorse Paula Insurance Company as the preferred workers' compensation insurance carrier for the Association.

     2.13 BUILDING LEASE. The Purchaser shall not assume the Company's obligations under its existing building lease, but the Purchaser will reimburse the Company for a portion of its rental payments under that lease on the following terms. The Purchaser shall pay the Company $1,800 per month (the current rent) beginning on the Closing Date and continuing through the earlier of (i) the end of the third month after the Company's personnel relocate to the Purchaser's Fresno, CA office and (ii) the date a subtenant takes possession of the space currently leased by the Company.

     2.14 AGENA LICENSE AGREEMENT. The Purchaser shall not assume the Company's obligations under its existing licensing agreement for its Agena software, but the Purchaser will reimburse the Company for a portion of its licensing payments under the licensing agreement on the following terms. The Purchaser shall pay the Company $250 per

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month (the current maintenance fee) beginning on the Closing Date and continuing through the end of the sixth month after the Closing Date.

                                 ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

     The Company and each of the Shareholders jointly and severally represent and warrant to Purchaser that:

     3.1 MARKETABLE TITLE. The Company has good and marketable title to the Purchased Assets, free and clear of any and all Liens except Permitted Liens.

     3.2 POWER AND AUTHORITY. The Company and each of the Shareholders has the full right, power and authority to enter into this Agreement and, in the case of the Company, to transfer, convey and sell to Purchaser at the Closing the Purchased Assets.

     3.3 LITIGATION. Neither the Company nor any Shareholder is a party to, subject to or bound by any agreement, judgment or order of any court, governmental body or arbitrator which would prevent the execution or delivery of this Agreement by the Company or any Shareholder or the sale of the Purchased Assets to Purchaser pursuant to the terms hereof.

     3.4 NO BROKERAGE FEES. No broker or finder has acted for the Company or any Shareholder in connection with this Agreement or the transactions contemplated hereby.

     3.5 AUTHORIZATION OF AGREEMENT. This Agreement and all other agreements and instruments to be executed by the Shareholders and the Company in connection herewith have been (or upon execution will have been) duly executed and delivered by the Shareholders and the Company, have been effectively authorized by all necessary action, corporate or otherwise, and constitute (or upon execution will constitute) valid and binding obligations of each Shareholder and the Company enforceable in accordance with their respective terms.

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     3.6 FINANCIAL STATEMENTS. Included in SCHEDULE 3.6 are the balance sheets of the Company as of June 30, 1994, 1995 and 1996 and the related statement of income for the years ended June 30, 1994, 1995 and 1996 (collectively, the "Financial Statements"). The Financial Statements (i) were prepared in accordance with the books and records of the Company; and (ii) fairly present the Company's financial condition and the results of its operations as of the relevant dates thereof and for the periods covered thereby;

     3.7 TANGIBLE PERSONAL PROPERTY. There is listed on SCHEDULE 3.8 a description of each item of Tangible Personal Property owned by or in the possession of the Company having on the date hereof either a depreciated book value or estimated fair market value per unit in excess of $1,000; and (ii) a description of the owner of, and any agreement relating to the use of, each such item of Tangible Personal Property not owned by the Company and the circumstances under which such property is used. Except as indicated in
SCHEDULE 3.8:

     (a) Each item of Personal Property not owned by the Company is in such condition that upon the return of such property to its owner the obligations of the Company to such owner or lessor will be discharged;

     (b) Each item of Tangible Personal Property is in operating condition and repair and is currently in use in connection with the operation of the Business; and

     (c) The Company owns or otherwise has the right to use all of the Tangible Personal Property now used by the Company in the operation of the Business.

     3.9 INTANGIBLE PERSONAL PROPERTY.

     (a) No actions or other judicial or adversary proceedings concerning any Intellectual Property has been initiated, there is no known basis for any such action or proceeding and, to the best knowledge of the Company and each Shareholder, no such action or proceeding is threatened;

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     (b) The Company has the unrestricted right and authority to use the
Intellectual Property and such use does not conflict with, infringe upon or violate any rights of any other person, firm or corporation;

     (c) There are no outstanding, nor any threatened, disputes or other disagreements with respect to any licenses or similar agreements or arrangements;

     (d) The Company is the owner of all right, title and interest in and to each item of Intellectual Property, free and clear of all Liens; and

     (e) Purchaser shall be permitted to do business under the names "Guinn Sinclair Insurance Services" and "The Sinclair Company" or derivations thereof following the Closing Date.

     3.10 AGREEMENT NOT IN BREACH OF OTHER INSTRUMENTS. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will violate, or result in a breach of, any of the terms and provisions of, or constitute a default under, or conflict with (i) any agreement to which the Company or any Shareholder is a party or by which it is bound; (ii) the Articles of Incorporation or Bylaws of the Company; or
(iii) any applicable judgment, order or award of any court, governmental body or arbitrator, or any law, rule or regulation applicable to the Company or any Shareholder.

     3.11 INSURANCE. SCHEDULE 3.11 sets forth a true and correct list of all insurance policies of any nature whatsoever maintained by the Company at any time during the three (3) years prior to the date of this Agreement. To the best knowledge of the Company and the Shareholders, no cancellation, amendment or increase of premiums with respect to the such insurance is pending or threatened.

     3.12 EMPLOYMENT AGREEMENTS. There are no (i) employment, commission, profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, health, welfare, or incentive plan or contract to which the Company is a party, or by which it is or may be bound; or (ii) plan and agreement under which "fringe

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benefits" (including, but not limited to, vacation plans or programs, sick leave plans or programs, dental or medical plans or programs, and related or similar benefits) are afforded to employees of the Company to which the Purchaser will be bound.

     3.13 TAX RETURNS.

     (a) The Company has duly and timely filed with the appropriate federal, state, local and foreign taxing authorities all Tax returns required to be filed through the date hereof, and the Company has paid all Taxes owed. The Company has not requested any extension of time within which to file any such return;

     (b) All Tax returns filed by the Company are complete and accurate in all material respects; and

     (c) There are no material liens for Taxes upon the assets of the Company, except for statutory liens for Taxes not yet due or delinquent.

     3.14 LITIGATION. Except for the on-going litigation between the Company and The Pacific Rim Assurance Company:

     (a) There is no action, suit or proceeding to which the Company is a party (either as a plaintiff or defendant) pending before any court or governmental agency, authority or body or arbitrator; there is no action, suit or proceeding threatened against the Company; and to the best knowledge of each Shareholder, there is no basis for any such action, suit or proceeding; and

     (b) There is not in existence on the date hereof any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring the Company or any Shareholder to take any action of any kind with respect to the Business or the Company's assets or properties.

     3.15 ASSUMED CONTRACTS. SCHEDULE 1.1(c) sets forth the Assumed Contracts which consists of a list of each contract, agreement, purchase order, lease, license, or

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commitment, written or oral, to which the Company is a party and has ongoing rights or obligations or by which any of their respective assets are bound which the Company expects the Purchaser to assume after the Closing Date.
SCHEDULE 1.1(c) includes all agency appointment agreements which will be transferred to Purchaser at the Closing Date. True and complete copies of each of the Assumed Contracts, or where they are oral, true and complete written summaries thereof, have been delivered to Purchaser by the Company. Except as set forth in SCHEDULE 1.1(c):

     (a) Each of the Assumed Contracts is a valid and binding agreement of the Company and all other parties thereto, subject to cancellation upon payment of an appropriate cancellation fee as set forth in such Assumed Contracts; and

     (b) No consent of any party to any of the Assumed Contracts is required by the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

     3.16 ACCOUNTS RECEIVABLE AND RUN-OFF COMMISSIONS. Attached hereto as
SCHEDULE 3.16 is a complete listing of the accounts receivable and run-off commissions of the Company as of July 31, 1995, a statement regarding whether such accounts receivable and run-off commissions were or will be earned or received prior to the Closing Date, and a listing of the status of such accounts receivable and run-off commissions as of August 22, 1996, including all cash collections, credits or write-offs. Except as disclosed in SCHEDULE 3.16, the accounts receivable and run-off commissions of the Company arose out of the ordinary course of business.

     3.17 NO UNDISCLOSED LIABILITIES. The Company has no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including, without limitation, any liability for Taxes and interest, penalties and other charges payable with respect to any such liability or obligation) except those disclosed in one of the Schedules to this Agreement.

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     3.18 REGULATORY APPROVALS. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Company and the Shareholders and which are necessary for (i) the execution and delivery by the Company and the Shareholders of this Agreement and the related documents and (ii) Purchaser to continue the Business as presently conducted, have been obtained and satisfied.

     3.19 LICENSES. SCHEDULE 3.19 sets forth all licenses, permits or authority (collectively, the "Licenses") issued to the Company by any state insurance department or other insurance regulatory body or agency (collectively, a "State Insurance Department"). The Licenses set forth on
SCHEDULE 3.19 constitute each license, permit or authority that it is necessary or appropriate for the Company to obtain from a State Insurance Department with respect to the transaction of its business. All of the Licenses are currently in effect. None of the Licenses has at any time been suspended, revoked, terminated or limited or expired. No notice of any violation has been received at any time by the Company with respect to any License, and there is no proceeding or investigation, whether pending or threatened, or any basis therefor, that could result in the suspension, revocation, termination or limitation of any License.

     3.20 EMPLOYEE LICENSES. SCHEDULE 3.20 sets forth all licenses, permits or authority (the "Employee Licenses") issued to any employee or independent contractor of the Company by a State Insurance Department. All of the Employee Licenses are currently in effect and constitute each license, permit or authority that it is necessary or appropriate for the employees or independent contractors of the Company to obtain from a State Insurance Department with respect to the performance of their respective job responsibilities for the Company and as contemplated by Purchaser. All of the Employee Licenses will remain in effect and will not be subject to suspension, revocation, termination or limitation in any manner as a result of the consummation of the transactions contemplated by this Agreement. Except for the notices required by each State Insurance Department regarding the commencement of authority of such employee to act for Purchaser and the termination of

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authority of such employee to act for the Company, none of Purchaser, the
Company or any employee holding an Employee License will be required to obtain any consent, approval or action of, or make any filing with or give any notice to, any State Insurance Department with respect to any Employee License as a result of the consummation of the transactions contemplated by this Agreement.

     3.21 COMPLIANCE WITH LAWS; ABSENCE OF REGULATORY PROCEEDINGS. The Company has complied with all applicable laws and regulations relating to the conduct of its business. The Company has not received service or other notice of any litigation, action, suit, proceeding or investigation by or on behalf of any State Insurance Department that is presently pending or threatened against the Company or its Business, nor does any Shareholder have any knowledge of any basis therefor. Since January 1, 1992, the Company has not been a party to or has been involved in any litigation, action, suit, proceeding or investigation by or on behalf of any State Insurance Department. The Company has not entered into or has been subject to any consent decrees, settlements, orders, stipulations or other agreements or understandings with any State Insurance Department with respect to the conduct of the Business.

     3.22 POLICYHOLDERS. SCHEDULE 3.22 sets forth all of the policyholders (the "Policyholders") that have policies of insurance for which the Company is currently receiving a commission or has received a commission on or after July 1, 1995. Except as disclosed to Purchaser in writing, the Company is currently the agent of record for each of the Policyholders.

     After the Closing Date, Purchaser shall have an unconditional right with respect to each Policyholder to engage in the solicitation, quotation and sale of Paula Insurance Company's policies of workers' compensation insurance (and ancillary services related thereto) and Paula Assurance Company's policies of accident and health and life insurance (and ancillary services related thereto) without any restriction or limitation of any kind.

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     No person or entity has any right (whether pursuant to any agreement or understanding or otherwise), pursuant to an agreement between the Company and such person or entity, to preclude or limit the solicitation, quotation or sale of Paula Insurance Company's policies of workers' compensation insurance (and ancillary services related thereto) and Paula Assurance Company's policies of accident and health and life insurance (and ancillary services related thereto) by Purchaser to any Policyholders after the Closing Date.

     After the Closing Date, Purchaser will be entitled to the goodwill and renewal rights with respect to each of the Policyholders, without any restriction or limitation of any kind. Except as disclosed in writing to Purchaser, none of the Company nor any of the Shareholders has any actual knowledge that any of the Policyholders will not purchase insurance issued by Paula Insurance Company or Paula Assurance Company and sold by Purchaser.

     3.23 APPOINTMENTS. The insurance companies that have appointed the Company and its employees as agents are set forth on SCHEDULE 3.23. All of the appointments (the "Appointments") set forth on SCHEDULE 3.23 are currently in effect, and the Company has not received any notice that an Appointment has been terminated or limited in any manner.

     3.24 ASSIGNMENT OF APPOINTMENTS. To the Shareholders' and the Company's knowledge, no insurance carrier which had appointed the Company or its employees will refuse to transfer such Appointment to the Purchaser, or its employees, as the case may be. To the Shareholders' and the Company's knowledge, there will be no status, preferential treatment or advantage that currently benefits the Company or any employee of the Company which will not apply to and benefit Purchaser as of the Closing Date.

     3.25 INVESTMENT REPRESENTATIONS.

     (a) The Company acknowledges that: (i) the Shares will be issued without registration under the Securities Act of 1933, as amended (the "Act"), or qualification under

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the California Corporate Securities Law of 1968, as amended (the "Law"), pursuant to exemptions from the registration requirements of the Act and the qualification requirements of the Law, (ii) such exemptions only exempt the issuance of the Shares to the Company and not any sale or other disposition of the Shares or any interest therein by the Company; (iii) there can be no assurance that the Company will be able to sell, transfer or otherwise dispose of any of the Shares or any interest therein without registration under the Act or qualification under the Law (which the Company has no right to compel). The Company further understands that, for these reasons, the Shares will probably not be usable as collateral for a loan and it may be impossible for the Company to liquidate its investment in the Shares in case of an emergency.

     (b) The Company represents to the Purchaser and agrees as follows: (i) The Shares are being acquired and will be taken and received for its private personal investment for its own account with no intention of selling, transferring or otherwise disposing of the Shares or any interest therein to others except for the possible pro rata dividend of the Shares to the Company's two existing shareholders; (ii) The Company has no contract, undertaking, agreement, or arrangement with any person to sell, transfer or otherwise dispose of to any person or to have any person sell, transfer or otherwise dispose of for the Company any of the Shares or any interest therein and the Company is presently not engaged, nor does it plan to engage within the presently foreseeable future, in any discussion with any person relative to such sale, transfer, or other distribution of any of the Shares or any interest therein; and (iii) The Company fully comprehends that the Purchaser is relying to a material degree on the representations and agreements contained herein and with such realization authorizes the Purchaser to act as it may see fit in full reliance hereon including the placement of the legend in substantially the form below on, and notations in the appropriate records of the Purchaser with respect to, the certificate representing the Shares:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE
     ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT
     OF 1933, AS AMENDED, NOR ANY STATE SECURITIES LAWS, AND

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     MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF
     UNLESS SO REGISTERED OR AN EXEMPTION FROM THE
     REGISTRATION REQUIREMENTS OF THE ACT AND SUCH LAWS IS
     AVAILABLE."

     (c) A copy of the Notice of Transaction to be filed with the California Commissioner of Corporations is attached hereto as SCHEDULE 3.25 and the Company hereby confirms that each of the representations by the Purchaser contained therein is, to the best of the Company's and the Shareholders' knowledge, true, correct and complete. The Purchaser had given to the Company and the Company has reviewed copies of the Securities Act Release 33-5226,
Section 25102(f) of the California Corporations Code and Title 10 of the California Administrative Code Sections 260.102.12 and 260.102.13.

     (d) The Company further represents to the Purchaser that, as described in section 25102(f)(2) and Sections 260.102.12(d),(g) and (h), the Company has a preexisting personal or business relationship with the Purchaser or its officers, directors or controlling persons.

     The Purchaser represents and warrants to the Company and the Shareholders that:

     3.26 POWER;AUTHORITY; AND GOOD STANDING. The Purchaser has the full right, power and authority to enter into this Agreement and to fulfill its respective obligations hereunder. The Purchaser is duly incorporated and in good standing in the State of Nevada, the State of its domicile, and is duly qualified and in good standing as a foreign corporation in the State of California.

     3.27 AUTHORIZATION OF AGREEMENT. This Agreement and all other agreements and instruments to be executed by each of the Purchaser in connection herewith have been (or upon execution will have been) duly executed and delivered by the Purchaser, as the case may be, and have been effectively authorized by all necessary action, corporate or otherwise, and constitute (or upon execution will constitute) valid and binding obligations of

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the Purchaser, enforceable in accordance with their respective terms, except as enforcement may be limited by law pertaining to bankruptcy, insolvency or the enforcement of creditors' rights and by general equitable principles.

                                 ARTICLE IV

                  CONDITIONS TO OBLIGATIONS OF EACH PARTY

     The obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing Date, of the following conditions:

     4.1 NO ACTION OR PROCEEDING. No claim, action, suit, investigation or other proceeding shall be pending or threatened before any court or governmental agency which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Agreement or the obtaining of material damages or other relief in connection therewith.

     4.2 COMPLIANCE WITH LAW. There shall have been obtained all permits, approvals, and consents of all governmental bodies or agencies which counsel for Purchaser or the Company may reasonably deem necessary or appropriate so that consummation of the transactions contemplated by this Agreement will be in compliance with applicable laws.

                                   ARTICLE V

                    CONDITIONS TO OBLIGATIONS OF PURCHASER

     The obligations of Purchaser to effect the transactions contemplated hereby shall be, at the option of Purchaser, subject to the fulfillment, at or prior to the Closing Date, of the following additional conditions:

     5.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of the Company and the Shareholders contained in this Agreement and the Schedules hereto shall be true and correct on the date such representations and warranties were made and remain true and correct on the Closing Date. At the Closing, the Company and the Shareholders shall have delivered to Purchaser certificates to such effect signed by each party.

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     5.2 COMPANY'S AND SHAREHOLDERS' PERFORMANCE. Each of the obligations of the Company and each Shareholder to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed on or before the Closing Date, and at the Closing, the Company and each Shareholder Seller shall have delivered to Purchaser a certificate to such effect.

     5.3 NAME CHANGE. On or before the Closing Date, the Company shall have prepared and executed documentation sufficient to amend its Articles of Incorporation with the Secretary of State of the State of California to change its corporate name to a name other than "Guinn Sinclair Insurance Services, Inc." or deviations thereof and executed such other documents and certificates as Purchaser shall reasonably require to permit Purchaser to file a fictitious business name statement to do business under the name The Sinclair Company or deviations thereof, effective on the Closing Date.

     5.4 NO ADVERSE CHANGE. There shall not have occurred between the date hereof and the Closing Date any material adverse changes in the results of operations, condition (financial or otherwise), assets, liabilities (whether absolute, accrued, contingent or otherwise), business or prospects of the Company.

     5.5 DUE DILIGENCE EXAMINATION. The Purchaser shall have completed to its satisfaction an extensive examination of, and shall have obtained full and complete disclosure regarding, the assets, properties, business and financial condition of the Company and such examination shall not have revealed any fact, or facts, which, individually or in the aggregate, could be expected to have a material adverse effect on the results of operations, condition (financial or otherwise), assets, liabilities (whether absolute, accrued, contingent or otherwise), business or prospects of the Company; PROVIDED, HOWEVER, such examination, or any activities undertaken by the Purchaser to assist the Company to prepare the schedules to this Agreement, shall not in any way relieve the Company or any Shareholders of any liability for any breach of or misrepresentation in this Agreement.

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     5.6 CONSENTS TO ASSIGNMENT OF CERTAIN CONTRACTS. All necessary consents to the assignment of all Assumed Contracts, including without limitation the Brokerage Agreement with CalComp Insurance Company, shall have been obtained in writing and delivered at the Closing to Purchaser.

     5.7 ENDORSEMENT OF NFLCA. The Company shall have delivered to the Purchaser a written endorsement of the Purchaser as agent of record for the Association's group workers' compensation insurance policy and of Paula Insurance Company as the group's preferred workers' compensation insurance carrier.

     5.8 ADDITIONAL CLOSING DOCUMENTS OF COMPANY. Purchaser shall have received at the Closing the following documents, dated the Closing Date:

     (a) Copies, certified by the Secretary of the Company, of resolutions of the Board of Directors and shareholders of the Company authorizing the execution, delivery and performance of this Agreement and all other agreements, documents and instruments relating hereto and the consummation of the transactions contemplated hereby;

     (b) Copies of consent of CalComp Insurance Company to the sale of the Business to the Purchaser stating that such transaction will not adversely effect such company's dealings with the Purchaser as successor to the Company after the Closing Date;

     (c) Such other documents as Purchaser may reasonably request.

     5.9 SCHEDULES. On or prior to the Closing Date the Company shall have delivered to the Purchaser all schedules to this Agreement theretofore undelivered and the information contained in such schedules shall be reasonably acceptable to the Purchaser.

                                  ARTICLE VI

                               INDEMNIFICATION

     6.1 GENERAL. The Company and the Shareholders, jointly and severally, shall indemnify and hold harmless Purchaser, in respect of any and all claims, losses,

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damages, liabilities (absolute, contingent, matured, unmatured or otherwise)
and expenses, contingent or otherwise, matured or unmatured, of any nature whatsoever (including, without limitation, settlement costs and any legal or other expenses for investigating or defending any actions or threatened actions) (collectively, a "Loss"), reasonably incurred by the indemnified party in connection with or as a result of each and all of the following (a "Breach"):

     (a) Any misrepresentation or breach of any representation or warranty in this Agreement made by the Company or any Shareholder;

     (b) The breach of any covenant, agreement or obligation contained in this Agreement or any other instrument contemplated by this Agreement of the Company or any Shareholder;

     (c) Any misrepresentation contained in any statement or certificate furnished by the Company or any Shareholder pursuant to this Agreement or in connection with the transactions contemplated by this Agreement; and

     (d) Any action, liability or Loss relating to any contract or arrangement to which any Company is a party other than the Assumed Liabilities or relating to the conduct of business by the Company before, on or after the Closing Date, including without limitation any and all liability related to the lawsuit with The Pacific Rim Assurance Company or any errors and omissions claims against the Company for actions taken, or omissions made, during the period prior to the Closing Date.

     Any such liability, deficiency or indemnity shall be paid by the indemnifying party within thirty (30) days from the date the indemnified party notifies the indemnifying party that it has incurred or has become subject to the referenced liability or deficiency and provides the indemnifying party with documentation demonstrating that the indemnified party has incurred such liability or deficiency.

     6.2 NOTICE OF CLAIM FOR INDEMNIFICATION. Whenever any claim shall arise for indemnification under this Article VI, the indemnified party shall promptly notify the

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indemnifying party of the claim and, when known, the facts constituting the basis for such claim.

     6.3. THIRD PARTY CLAIMS. If a claim by a third party is made against an indemnified party, and if such indemnified party intends to seek indemnity with respect thereto hereunder, the indemnified party shall promptly (and in any case within thirty days of such claim being made and within the period provided in Section 6.5, if applicable) notify the indemnifying party of such claim. The indemnifying party shall have thirty (30) days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the indemnified party shall cooperate with it in connection therewith; PROVIDED that (a) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, provided the fees and expenses of such counsel shall be borne by the indemnified party and (b) the indemnifying party shall promptly reimburse the indemnified party for the full amount of any Loss resulting from such claim and all related expenses incurred by the indemnified party within the limits of this Article VI (except for expenses contemplated by clause (a) preceding).

     So long as the indemnifying party is reasonably contesting any such claim in good faith, the indemnified party shall not pay or settle any such claim. Notwithstanding any of the foregoing, the indemnified party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the indemnifying party. If the indemnifying party does not notify the indemnified party within thirty (30) days after the receipt of the indemnified party's notice of claim of indemnity hereunder that it elects to undertake the defense thereof, the indemnified party shall have the right to contest, settle or compromise the claim in the exercise of its reasonable judgment (but with due regard for obtaining the most favorable outcome reasonably likely under the circumstances, taking account of costs and expenditures) at the expense of the indemnifying party.

     6.4 MANNER OF INDEMNIFICATION. All indemnification hereunder shall be effected by payment of cash or delivery of a certified or cashier's check in the amount of the

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indemnification liability in the case of the Purchaser indemnifying the
Company and in the case of the Company and/or the Shareholders indemnifying the Purchaser, by the Company or the Shareholders surrendering Shares valued at the higher of $30 per Share or the then current fair market value thereof; PROVIDED, HOWEVER, that if neither the Company nor the Shareholders can deliver adequate Shares, such parties shall be required to deliver cash in the amount of any remaining indemnification obligation. The indemnified party shall have the right to offset any matured, unmatured, absolute or contingent liability for which the indemnified party shall seek indemnification from the indemnifying party pursuant to this Article VI against any payments due to the indemnifying party, including, if applicable, payments due from the Purchaser to any Shareholder in the nature of salary or bonus compensation, on a PRO RATA basis; PROVIDED that any offset with respect to an unmatured or contingent liability must be reasonable under the circumstances both in terms of the amount of the offset and when the offset is made. In addition, at the Purchaser's option, amounts due to the Purchaser for indemnification hereunder may be paid by the Purchaser canceling Shares valued at $30 per share; PROVIDED that any offset with respect to an unmatured or contingent liability must be reasonable under the circumstances both in terms of the amount of the offset and when the offset is made.

     6.5 LIMITATIONS ON COMPANY/SHAREHOLDER INDEMNIFICATION. None of the Company or the Shareholders shall be liable to the Company under this Article VI for any claims which, in the aggregate, amount to less than $1,000, but if such parties become liable hereunder to the Purchaser for claims in excess of $1,000, such parties will be liable for all claims hereunder, including the first $1,000 of claims. In no event will the Company's and the Shareholders' liability under this Article VI exceed $220,000 in the aggregate.

     6.6 PURCHASER INDEMNIFICATION. The Purchaser shall indemnify and hold harmless the Company and the Shareholders in respect of all Losses reasonably incurred by the Company in connection with or as a result of any misrepresentation or breach of representation or warranty in this Agreement made by the Purchaser or any failure by the Purchaser to comply with all of the obligations assumed by the Purchaser under the Assumed

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Contracts. The procedures relating to the foregoing indemnification shall be the same as those set forth in Sections 6.2-6.4 above.

     6.7 SURVIVAL. The representations and warranties made in Article II hereof, and the indemnification obligations set forth in this Article VI, shall survive the Closing for a period of five years from the Closing Date.

                              ARTICLE VII

                              TERMINATION

     7.1 TERMINATION. This Agreement may be terminated:

     (a) By written consent of the parties hereto;

     (b) By Purchaser or by the Company if the terminating party is not in default hereunder, and if the Closing shall not have occurred on or before October 31, 1996 or such later date, if any, to which Purchaser and the Company shall agree in writing; or

     (c) By Purchaser if, in the course of its due diligence review, it discovers material information not previously disclosed to Purchaser which Purchaser reasonably believes has a material adverse effect on the value of the Purchased Assets. In such event, the notice of termination delivered by Purchaser to the Company shall specify in reasonable detail such information.

                                 ARTICLE VIII

                                 MISCELLANEOUS

     8.1 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

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     To Purchaser:            Pan American Underwriters, Inc.
                              300 North Lake Avenue
                              Suite 300
                              Pasadena, California 91101
                              Attention: Bradley K. Serwin

     If to the Company or     c/o: Robert Funnell
     any Shareholder:         8526 N. Chance Ave.
                              Fresno, California 93720



     8.2 ASSIGNABILITY AND PITIES IN INTEREST. This Agreement shall not be assignable by any of the parties hereto without the prior written consent of:
(i) in the case of any Shareholder or the Company, Purchaser and (ii) in the case of Purchaser, the Company. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors.

     8.3 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California.

     8.4 COUNTERPARTS. This Agreement may be executed simultaneously in one . or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

     8.5 BEST EFFORTS. The Company, Shareholders and Purchaser each agree to use their best efforts to bring about the transactions contemplated by this Agreement.

     8.6 PUBLIC ANNOUNCEMENTS. The parties hereto agree that they will not make any disclosures about the existence or contents of this Agreement or the transactions contemplated herein or cause to be publicized in any manner whatsoever by way of interviews, responses to questions or inquiries, press releases or otherwise any aspect or proposed aspect of this transaction without prior written notice to and approval of the other

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parties, except as may be otherwise necessary to comply with applicable law;
provided, however, that the parties hereto may, on a confidential basis, advise their respective agents, accountants, attorneys and prospective lenders.

     8.7 COMPLETE AGREEMENT. This Agreement, the exhibits hereto and the Schedules hereto delivered pursuant to this Agreement and all other documents between the parties dated the date of the Closing to be delivered at the Closing contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and, except as provided herein, supersede all previous oral and written and all contemporaneous oral negotiations, commitments, writings and understandings. The Shareholders are not relying on any inducement whatsoever other than that represented by such agreements in executing and delivering this Agreement.

     8.8 MODIFICATIONS AMENDMENTS AND WAIVERS. This Agreement may not be modified or amended, and no provision or benefit hereof may be waived, except in a written document executed by the party against whom enforcement is sought.

     8.9 SEVERABILITY. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

     8.10 PAYMENT OF EXPENSES. Each party shall bear its own expenses in connection with the preparation of this Agreement and the consummation of the transactions contemplated herein. EXCEPT AS SPECIFICALLY APPROVED BY PURCHASER IN WRITING, NO FEES AND EXPENSES INCURRED IN CONNECTION WITH THE PREPARATION OF THIS AGREEMENT OR THE EXHIBITS, SCHEDULES OR CLOSING DOCUMENTS RELATING THERETO AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN SHALL BE PAID BY THE COMPANY OUT OF THE PURCHASED ASSETS.

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     8.11 FURTHER ASSURANCES. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement.

     8.12 ATTORNEYS' FEES. In the event of any action or proceeding brought by either party against the other arising out of this Agreement, the prevailing party, if any, shall be entitled to recover its reasonable attorneys fees incurred in such action or proceeding, including any appeal, with the amount of such fees, as well as a determination of prevailing party status, if any, to be determined by a judge of the court sitting without a jury.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first above written.

GUINN SINCLAIR INSURANCE
   SERVICES                            SHAREHOLDERS:

By: /s/ Guinn Sinclair                 /s/ Margaret Funnell
   -------------------------           ----------------------
   Guinn Sinclair                      Margaret Funnell
   President

PAN AMERICAN UNDERWRITERS,             /s/ Yolanda Ibanez
  INC.                                 ----------------------
                                       Yolanda Ibanez


By: /s/ Jeffrey A. Snider
   ------------------------
   Jeffrey A. Snider
   President

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